Recast of Certain Prior Period Non-GAAP Results    Exhibit 99.1

The Priceline Group Inc.		Three Months Ended						Year Ended
(In thousands, except per share data)		March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	December 31,
		2015	2015	2015	2015	2016	2016	2015
Reconciliation of Operating Income to Non-GAAP Operating Income
	Operating Income	$433,969	$678,331	$1,488,707	$657,900	$550,318	$732,407	$3,258,907
(a)	Adjustment to exclude favorable impact of travel transaction tax judgments, rulings and settlements	(16,404)	—	(13,655)	—	—	—	(30,059)
(b)	Amortization of intangible assets	43,328	42,653	42,229	42,767	42,385	43,041	170,977
	Non-GAAP Operating income	$460,893	$720,984	$1,517,281	$700,667	$592,703	$775,448	$3,399,825
	% of Non-GAAP Gross profit *	27.8%	34.4%	51.7%	37.3%	29.3%	31.9%	39.7%

Reconciliation of Net Income to Adjusted EBITDA
	Net Income	$333,327	$517,032	$1,196,732	$504,269	$374,424	$580,638	$2,551,360
(a)	Adjustment to exclude favorable impact of travel transaction tax judgments, rulings and settlements	(16,404)	—	(13,655)	—	—	—	(30,059)
(c)	Depreciation & amortization	65,002	67,674	69,054	70,764	72,871	77,712	272,494
(d)	Interest income	(11,596)	(13,037)	(14,682)	(16,414)	(20,347)	(21,292)	(55,729)
(d)	Interest expense	33,479	41,547	41,436	43,767	46,894	50,290	160,229
(e)	Loss on extinguishment of convertible debt	3	—	—	—	—	—	3
(f)	Impairment of cost-method investments	—	—	—	—	50,350	12,858	—
(g)	Income tax expense	73,916	131,345	259,438	112,261	86,069	111,910	576,960
	Adjusted EBITDA	$477,727	$744,561	$1,538,323	$714,647	$610,261	$812,116	$3,475,258
	% of Non-GAAP Gross profit *	28.9%	35.6%	52.4%	38.0%	30.2%	33.4%	40.6%

Reconciliation of Net Income to Non-GAAP Net Income
	Net Income	$333,327	$517,032	$1,196,732	$504,269	$374,424	$580,638	$2,551,360
(a)	Adjustment to exclude favorable impact of travel transaction tax judgments, rulings and settlements	(16,404)	—	(13,655)	—	—	—	(30,059)
(b)	Amortization of intangible assets	43,328	42,653	42,229	42,767	42,385	43,041	170,977
(e)	Debt discount amortization related to convertible debt	15,775	15,575	15,703	15,832	15,962	16,093	62,885
(e)	Loss on extinguishment of convertible debt	3	—	—	—	—	—	3
(f)	Impairment of cost-method investments	—	—	—	—	50,350	12,858	—
(h)	Tax impact of Non-GAAP adjustments	(16,203)	(21,816)	(16,150)	(22,222)	(22,140)	(22,255)	(76,391)
	Non-GAAP Net Income	$359,826	$553,444	$1,224,859	$540,646	$460,981	$630,375	$2,678,775

Reconciliation of GAAP to Non-GAAP Net Income Per Share
	GAAP weighted average number of diluted common shares outstanding	52,406	52,038	51,130	50,403	50,129	50,059	51,593

	Non-GAAP Net income per diluted common share	$6.87	$10.64	$23.96	$10.73	$9.20	$12.59	$51.92

	Notes:
*	Non-GAAP gross profit is unchanged from figures previously reported.

(a)	Adjustment for travel transaction taxes (including estimated interest and penalties) principally related to a favorable ruling in the State of Hawaii is recorded in Cost of revenues.
(b)	Amortization of intangible assets is recorded in Depreciation and amortization.
(c)	Depreciation and amortization are excluded from Net income to calculate Adjusted EBITDA.
(d)	Interest income and Interest expense are excluded from Net income to calculate Adjusted EBITDA.
(e)
Non-cash interest expense related to the amortization of debt discount and loss on early extinguishment of convertible debt are recorded in Interest expense and Foreign currency transactions and other, respectively.

(f)	Impairment of cost-method investments is recorded in Other income (expense) and principally relates to our investment in Hotel Urbano.
(g)	Income tax expense is excluded from Net income to calculate Adjusted EBITDA.
(h)	Reflects the tax impact of non-GAAP adjustments.

For a more detailed discussion of the adjustments described above, please see the section in our most recent earnings press release entitled "Non-GAAP Financial Measures" which provides a definition and information about the use of non-GAAP financial measures.